Exhibit 4.2

THE DAYTON POWER AND LIGHT COMPANY

AND

IRVING TRUST COMPANY

Trustee

________________________________

Thirty-Second Supplemental Indenture

________________________________

Dated as of November 1, 1982

THE DAYTON POWER AND LIGHT COMPANY

THIRTY-SECOND SUPPLEMENTAL INDENTURE
DATED AS OF NOVEMBER 1, 1982

TABLE OF CONTENTS

Page

Parties	1
Recitals	1
Granting Clauses	6
FIRST
Real Property and Interests in Real Property	7
SECOND
Electric Generating Plants	8
THIRD
Transmission Lines	8
FOURTH
Substations and Substation Sites	8
FIFTH
Electric Distribution Systems	9
SIXTH
Liquefied Petroleum Gas Production and Storage Facilities	10
SEVENTH
Gas Distribution Systems	10
EIGHTH
Office and Departmental Buildings	10
NINTH
Telephone Lines	11
TENTH
Franchises	11

i

		Page

Sec. 13.	Application of Article Ten of the First Mortgage as Amended	21
Sec. 14.	Form of New Bonds	21
ARTICLE TWO.
AMENDMENTS TO FIRST MORTGAGE AS AMENDED.
Sec. 1.	Amendments to Section 5 of Article Eight	30
Sec. 2.	Modifications and Amendments	30
ARTICLE THREE.
CONSENT TO AND AMENDMENT OF CERTAIN AMENDMENTS MADE BY
ELEVENTH SUPPLEMENTAL INDENTURE AS AMENDED AND
CONSENT TO CERTAIN AMENDMENTS MADE BY
FIFTEENTH SUPPLEMENTAL INDENTURE.
Sec. 1.	Consent to Certain Amendments Made by Eleventh Supplemental Indenture	31

Sec. 2.	Amendment to Section 5 of Article One of First Mortgage as Amended	31
Sec. 3.	Consent to Amendment Made by Section 1 of Article Four of Fifteenth Supplemental Indenture	32
Sec. 4.	Consent to Amendment Made by Section 3 of Article Five of Fifteenth Supplemental Indenture	32
Sec. 5.	Further Provisions	33
ARTICLE FOUR.
COVENANTS OF THE COMPANY.
Sec. 1.	Confirmation of Covenants by Company in First Mortgage	33
Sec. 2.	Covenant with Respect to Common Stock Dividends	34
Sec. 3.	Covenant of the Company and Legal Opinion as to Recording	35
Sec. 4.	Covenant with Respect to Application of Maintenance and Replacement Fund Moneys	36

		Page

ARTICLE FIVE.
MISCELLANEOUS.
Sec. 1.	Authentication and Delivery of New Bonds in Advance of the Recording of Thirty-Second Supplemental Indenture	36
Sec. 2.	Thirty-Second Supplemental Indenture to Form Part of First Mortgage	36
Sec. 3.	Definitions in First Mortgage Shall Apply to Thirty-Second Supplemental Indenture	37
Sec. 4.	Execution in Counterparts	38
Testimonium		38
Signatures		39
Acknowledgments		40, 41
Article Three of the Eleventh Supplemental Indenture, as Amended by Section 2 of Article Three of the Fifteenth Supplemental Indenture		Appendix A
Article Four of the Fifteenth Supplemental Indenture		Appendix B
Article Five, Sections 1, 3 and 4 of the Fifteenth Supplemental Indenture		Appendix C

THIRTY-SECOND SUPPLEMENTAL INDENTURE, dated as of November 1, 1982, between THE DAYTON POWER AND LIGHT COMPANY, a corporation of the State of Ohio (hereinafter sometimes called the Company), party of the first part, and IRVING TRUST COMPANY, a corporation of the State of New York (hereinafter sometimes called the Trustee), as Trustee, party of the second part.

WHEREAS, the Company has heretofore executed and delivered to the Trustee a certain Indenture, dated as of October 1, 1935 (hereinafter sometimes called the First Mortgage), to secure the payment of the principal of and interest on an issue of bonds of the Company, unlimited in aggregate principal amount (hereinafter sometimes called the Bonds); and

WHEREAS, the Company has issued under the First Mortgage its Bonds of a series known as the First and Refunding Mortgage Bonds, 8½% Series Due 1960, authorized in unlimited aggregate principal amount, all of which have been redeemed or otherwise retired; and

WHEREAS, in Article Two of the First Mortgage it is provided in substance, among other things, that the Bonds may be issued in series, the Bonds of each series maturing on such dates and bearing interest at such rates, respectively, as the Board of Directors of the Company may determine prior to the authentication thereof; and

WHEREAS, the Company has heretofore executed and delivered to the Trustee thirty Supplemental Indentures numbered, dated and providing for their respective series of First Mortgage Bonds, all as set forth in the tabulation below:

Supplemental Indenture	Dated As Of	Series Provided For	Principal Amount Outstanding
First	March 1, 1937	3 ¼% Series Due 1962	None
Second	January l, 1940	3% Series Due 1970	None
Third	October 1, 1945	2 ¾% Series Due 1975	None
Fourth	January 1, 1948	3% Series Due 1978	None
Fifth	December 1, 1948	3% Series A, Due 1978	None

Supplemental Indenture	Dated As Of	Series Provided For	Principal Amount Outstanding
Sixth	February 1, 1952	3 ¼ % Series Due 1982	None
Seventh	September 1, 1954	3% Series Due 1984	$15,000,000
Eighth	November 1,1957	5% Series Due 1987	None
Ninth	March 1, 1960	5 ⅛ Series Due 1990	None
Tenth	June 1, 1963	4.45% Series Due 1993	$50,000,000
Eleventh	May 1,1967	5 ⅝% Series Due 1997	$40,000,000
Twelfth	June 15, 1968	6 ¾% Series Due 1998	$25,000,000
Thirteenth	October 1, 1969	8 ¼% Series Due 1999	$30,000,000
Fourteenth	June 1, 1970	9 ½% Series Due 2000	$35,000,000
Fifteenth	August 1, 1971	8 ⅛% Series Due 2001	$45,000,000
Seventeenth	November 1, 1973	8% Series Due 2003	$40,000,000
Eighteenth	October 1, 1974	10 ⅛% Series Due 1981	None
Nineteenth	August 1, 1975	10.70% Series Due 2005	$3,175,000
Twentieth	November 15, 1976	8 ¾% Series Due 2006	$50,000,000
Twenty-First	April 15, 1977	6.35% Series Due 2007	$14,200,000
Twenty-Second	October 15, 1977	8 ½% Series Due 2007	$60,000,000
Twenty-Third	April 1, 1978	8.95% Series Due 1998	$20,000,000
Twenty-Fourth	November 1, 1978	9 ½% Series Due 2003	$50,000,000
Twenty-Fifth	August 1, 1979	10 ¼% Series Due 1999	$30,000,000
Twenty-Sixth	December 1, 1979	12 ⅛% Series Due 2009	$63,620,000
Twenty-Seventh	February 1, 1981	14 ⅝% Series Due 1988	$40,000,000
Twenty-Eighth	February 18, 1981	14 ½% Series Due 1988	$20,000,000
Twenty-Ninth	September 1, 1981	17% Series Due 1991	$80,000,000
Thirtieth	March 1, 1982	16 ¾% Series Due 2012	$60,000,000
Thirty-First	November 1, 1982	11 ½% Series Due 2012-A	$32,300,000

WHEREAS, said Eleventh Supplemental Indenture, which created the 5 ⅝% Series Due 1997, provided in its Article Three for certain amendments to the First Mortgage, as theretofore amended, each such amendment to become effective on the earliest date on which either (a) there shall not be any Bonds outstanding of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, or Series Due 1993, or (b) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendment (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series enumerated in the foregoing clause (a), or of each said series of which Bonds are then outstanding; and

WHEREAS, said Fifteenth Supplemental Indenture, which created the 8 ⅛% Series Due 2001, provided (a) in its Article Four for an amendment to the First Mortgage, as theretofore amended, to become effective on the date on which the amendments provided for by Section 3 of Article Three of said Eleventh Supplemental Indenture shall become effective and (b) in its Article Five for certain additional amendments to the First Mortgage, as theretofore amended, to become effective on the earliest date on which either (i) there shall not be any Bonds outstanding of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, Series Due 1993, Series Due 1997, Series Due 1998, Series Due 1999, or Series Due 2000, or (ii) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendments (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series enumerated in the foregoing clause (i), or of each said series of which Bonds are then outstanding; and

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Sixteenth Supplemental Indenture dated as of October 3, 1972, which provided in its Article One for an amendment of Article Five of the First Mortgage, as theretofore amended, altering the requirements for the opinion of counsel to be delivered to the Trustee as a condition precedent to the authentication and delivery of additional Bonds under Article Five or the withdrawal of cash under Article Seven of the First Mortgage, as theretofore amended (the First Mortgage as amended by the First through the Thirty-First Supplemental Indentures is hereinafter called the First Mortgage as amended); and

WHEREAS, it is provided in Article Seven of the First Mortgage as amended, among other things, that the Company may issue additional Bonds thereunder upon the deposit with the Trustee of cash equal to the principal amount of such additional Bonds to be issued; it is provided in Article Six of the First Mortgage as amended, among other things, that if Bonds are paid, retired, redeemed, canceled or surrendered to the Trustee for cancellation (except when canceled pursuant to certain provisions of the First Mortgage as amended), the Company may issue additional Bonds thereunder in principal amount equivalent to the principal amount of the Bonds so paid, retired, redeemed, canceled or surrendered to the Trustee for cancellation; and it is provided in Article Eighteen of the First Mortgage as amended, among other things, that the Company and the Trustee may from time to time enter into one or more indentures supplemental to the First Mortgage as amended for the purposes, among other things which may be therein set forth, to mortgage or pledge additional property under the First Mortgage as amended and to establish the terms and provisions of any series of Bonds other than Series Due 1960; and

WHEREAS, the Company, by resolutions duly adopted by the Finance Committee of its Board of Directors, has determined to make certain amendments hereinafter set forth in the terms and provisions of the First Mortgage as amended; and

WHEREAS, the Company, by resolutions duly adopted by the Finance Committee of its Board of Directors, has determined specifically to subject to the lien of the First Mortgage as amended certain additional properties acquired or constructed by it since the date of said Thirtieth Supplemental Indenture; and

WHEREAS, the Company, pursuant to resolutions duly adopted by the Finance Committee of its Board of Directors at a meeting of said Finance Committee duly called and held, has determined under and in accordance with the provisions of the First Mortgage as amended and of this Thirty-Second Supplemental Indenture to create a new series of Bonds to be known as its First Mortgage Bonds, 11 ½% Series Due 2012-B (hereinafter sometimes called the New Bonds), which shall be limited to the aggregate principal amount of $21,100,000; and

WHEREAS, the New Bonds are to be issued by the Company to the Ohio Air Quality Development Authority (hereinafter called the Authority) to evidence and secure the obligations of the Company to repay the loan of the proceeds of the sale of the Project Bonds (as hereinafter defined) made by the Authority to the Company, pursuant to a certain Loan Agreement, dated as of November 1, 1982, between the Authority and the Company (hereinafter called the Pollution Control Agreement), to assist in the financing of the Company's portion of the cost of acquisition, construction and installation of certain air quality facilities (as that term is defined and used in Section 3706.01 of the Ohio Revised Code) installed in connection with Unit 2 of the Killen Generating Station located in Adams County, Ohio as to which the Company at the date hereof owns an undivided 67% interest as tenant in common with another public utility company (such interest in said facilities being hereinafter called the Project); and

WHEREAS, the loan by the Authority in respect of the Project is to be funded by the proceeds derived from the sale by the Authority of State of Ohio 11 ½% Collateralized Air Quality Development Revenue Bonds, 1982 Series (The Dayton Power and Light Company Project) in the aggregate principal amount of $21,100,000 (hereinafter called the Project Bonds); and

WHEREAS, the Project Bonds are to be issued under a certain Trust Indenture, dated as of November 1, 1982 (hereinafter called the Pollution Control Indenture), between the Authority and Irving Trust Company, as Trustee (hereinafter in such capacity called the Project Bond Trustee), and the New Bonds are to be assigned by the Authority to the Project Bond Trustee as security for the payment of the principal of and premium, if any, and interest on the Project Bonds and are to be delivered by the Company on behalf of the Authority directly to the Project Bond Trustee; and

Whereas, the New Bonds and the Trustee’s certificate to be endorsed on all the New Bonds are to be respectively and substantially in the forms established hereby and approved by the aforesaid resolutions; and

Whereas, at said meeting of the Finance Committee of the Board of Directors of the Company the form, terms and provisions of this Thirty-Second Supplemental Indenture (including the form of the New Bonds) were duly approved, and the execution by the Company of an indenture in the form and having the terms and the provisions so approved was duly authorized and directed; and

Whereas, all things necessary to make the New Bonds hereinafter described, when duly authenticated by the Trustee and issued by the Company, valid, binding and legal obligations of the Company, and to make this indenture a valid and binding agreement supplemental to the First Mortgage as amended, have been done and performed.

NOW, THEREFORE, THIS INDENTURE WITNESSETH

that, in order further to secure the payment of all the Bonds at any time issued and outstanding under the First Mortgage as amended or this Thirty-Second Supplemental Indenture according to their tenor, purport and effect, as well the interest thereon as the principal thereof, and further to secure the performance and observance of all the covenants and conditions therein and in the First Mortgage as amended and herein contained, and further to set forth the terms and conditions upon which the New bonds are to be issued, secured and held, and for and in consideration of the premises and of the acceptance or purchase of the New Bonds by the holders or registered owners thereof, and of the sum of one dollar, lawful money of the United States of America, to the Company duly paid by the Trustee at or before the ensealing and delivery of other Thirty-Second Supplemental Indenture, the receipt whereof is hereby acknowledged, the Company has executed and delivered this Thirty-Second Supplemental Indenture, and has granted, bargained, sold, released, conveyed, assigned, transferred, pledged, set over and confirmed, and by these presents does grant, bargain, sell, release, convey, assign, transfer, pledge, set over and confirm unto the Trustee, and to its successor or successors in said trust, and it and its and their assigns forever, and does hereby subject to the lien of the First Mortgage as heretofore and hereby amended all the following described properties (all of which properties are included in and constitute a part of the “mortgaged property” and the “mortgaged and pledged property” as such terms are used and defined in the First Mortgage as heretofore and herby amended and whenever used in the First Mortgage as heretofore and hereby amended such terms include and refer to such properties), to wit:

FIRST

REAL PROPERTY AND INTERESTS IN REAL PROPERTY.

All and singular, all real property and interests in real property acquired by the Company between March 1, 1982, the date of the Thirtieth Supplemental Indenture, and the date of this Thirty-Second Supplemental Indenture, and owned by the Company at the latter date, including, without limiting the generality of the foregoing, the following:

Situated in the County of Montgomery in the State of Ohio and in the Township of Madison and being more particularly described as follows:

Being that part of Section 22, Town 4, Range 5 East, described as follows: Beginning at a stone in the centerline of Post Town Road at the southeast corner of Campbell’s 1.167 acre tract 487.8 feet East of the intersection of Union Road and Post Town Road; thence North 0◦ 21’ West with the east line of Campbell’s said 1.167 acre tract and Amos’ 1.103 acre tract 562.9 feet to a stone in the half section line; Thence North 88◦ 55’ 30” East with the said half section line 451.28 feet to a copper pin; thence South 0◦ 13’ East 580.97 feet to a copper pin in the centerline of the said Post Town Road; thence North 88◦ 45’ West with the centerline of Post Town Road 450.0 feet, more or less, to the place of beginning, containing 5.92 acres, more or less; subject to all legal highways and easements.

Being the real property conveyed to the Company by Miami Valley Development Company by Warranty Deed, dated June 14, 1982, and Quitclaim Deed, dated September 16, 1982, and of record in Microfiche Nos. 82 298B10 and 82 377B04, respectively, of the Deed Records of Montgomery County, Ohio.

SECOND

ELECTRIC GENERATING PLANTS.

All electric generating plants and stations of the Company acquired by it between March 1, 1982, the date of the Thirtieth Supplemental Indenture, and the date of this Thirty-Second Supplemental Indenture, and owned by it at the latter date, including all power houses, building, structures and works, and the land on which the same are situated, and all other lands and easements, rights-of-way, permits, privileges, towers, poles, wires, machinery, equipment, appliances, appurtenances and supplies forming a part of such plants and stations, or any of them , or occupied, enjoyed or used in connection  therewith, including, without limiting the generality of the foregoing, the following:

Being a 67% undivided interest as a tenant in common with The Cincinnati Gas & Electric Company, which company owns the remaining 33% undivided interest in one 6000,000 KW steam electric generating unit (designated Unit No. 2) and associated equipment located at the Killen Generating Station on the Ohio River, approximately 7 miles east of Manchester, Ohio.

THIRD

TRANSMISSION LINES.

All electric overhead and underground transmission lines of the company acquired by it between March 1, 1982, the date of the Thirtieth Supplemental Indenture, and the date of this Thirty-Second  Supplemental Indenture, and owned by it at the latter date, including towers, poles, pole lines, conduits, manholes, switching devices, insulators, and other structures, appliances, devices and equipment, and all the property forming a part thereof or appertaining thereto, and all service lines extending therefrom, together will all real property, rights-of-ways, easements, permits, privileges, franchises, and right for or relating to the construction, maintenance or operation thereof, through , over, under or upon any private property or any public way within as well as without other corporate limits of any municipal corporation, including, without limiting the generality of the foregoing, the following:

One 69,000 volt single circuit wood pole transmission line extending southeast from a point in Liberty Township, Union County, Ohio, on the existing 69,000 volt single circuit wood pole line between Darby Substation and Bluejacket Substation to the Union County Rural Electric Co-op, Inc. Substation in Allen Township, Union County, Ohio a distance of approximately four miles.

FOURTH

SUBSTATIONS AND SUBSTATION SITES

All substations and switching stations of the Company acquired by it between March 1, 1982, the date of the Thirtieth Supplemental Indenture, and the date of this Thirty-Second  Supplemental Indenture, and owned by it at the latter date, for transforming or otherwise regulating electric current at any of its plants, together will all buildings, transformers, wires, cables, insulators, structures, appliances, devices, equipment and all other property, real or personal, forming a part of, or appertaining thereto, or used, occupied or enjoyed in connection with any of such substations and switching stations.

FIFTH

ELECTRIC DISTRIBUTION SYSTEMS

All electric distribution systems of the Company acquired by it between March 1, 1982, the date of the Thirtieth Supplemental Indenture, and the date of this Thirty-Second  Supplemental Indenture, and owned by it at the latter date, including substations, transformers, switchboards, towers, poles, wires, insulators, conduits, cables,  manholes, appliances, devices, equipment and all other property, real or personal, forming a part of or appertaining thereto, or used, occupied or enjoyed in connection with such distribution systems or any of them together with all rights-of-way, easements, permits, privileges. Franchises, and rights in or relating to the construction, maintenance or operation thereof, through, over, under or upon any private property or public ways within as well as without the corporate limits of any municipal corporation.

SIXTH

LIQUEFIED PETROLEUM GAS PRODUCTION AND STORAGE FACILITIES

All additions to liquefied petroleum gas production plants and storage facilities of the Company acquired by it between March 1, 1982, the date of the Thirtieth Supplemental Indenture, and the date of this Thirty-Second  Supplemental Indenture, and owned by tit at the latter date, including all buildings, structures, underground storage caverns, and works, and the land on which the same are situated, all other lands and easements, rights-of-way, permits, privileges, pipe lines, machinery, equipment, appliances, appurtenances and supplies forming a part of such plants and stations, or any of them, or occupied, enjoyed or used in connection therewith.

SEVENTH

GAS DISTRIBUTION SYSTEMS

All gas distribution systems of the Company acquired or constructed by it between March 1, 1982, the date of the Thirtieth Supplemental Indenture, and the date of this Thirty-Second Supplemental Indenture, and owned by it at the latter date, for distribution of gas, including pipes, mains, conduits, meters, appliances, equipment, and all other property, real or personal, forming a part of or appertaining to or used, occupied or enjoyed in connection with such distribution systems, or any of them, together with all rights-of-way, easements, permits, privileges, franchises and rights, for or relating to the construction, maintenance or operation thereof, through, over, under or upon any private property or any public streets or highways, within as well as without the corporate limits of any municipal corporation.

EIGHTH

OFFICE AND DEPARTMENTAL BUILDINGS

All office and departmental buildings of the Company, including the real estate on which such structures stand, acquired by it between March 1, 1982, the date of the Thirtieth Supplemental Indenture, and the date of this Thirty-Second Supplemental Indenture, and owned by it at the latter date, appertaining to, used, occupied or enjoyed in connection with the rendition of public utility service.

NINTH

TELEPHONE LINES

All telephone lines of the Company acquired by it between March 1, 1982, the date of the Thirtieth Supplemental Indenture, and the date of this Thirty-Second Supplemental Indenture, and owned by it at the latter date, used or available for use in the operation of its properties or otherwise.

TENTH

FRANCHISES

All and singular the franchises, grants, immunities, privileges and right of the Company granted to or acquired by it between March 1, 1982, the date of the Thirtieth Supplemental Indenture, and the date of this Thirty-Second Supplemental Indenture, and to which it was entitled at the latte date, including all and singular the franchises, grants, immunities, privileges and rights of the Company granted by all municipalities or political subdivisions, and all right, title and interest therein owned by the company on the date of the execution of this Thirty-Second Supplemental Indenture, and all renewals, extensions and modifications of said franchises, grants, immunities, privileges and rights now subject to lien of the First Mortgage as amended.

ELEVENTH

OTHER REAL ESTATE AND APPURTENANCES

A.      All other real estate and interests in real estate and all other physical electric power and light, gas and other property owned by the Company at the date of execution of this Thirty-Second Supplemental Indenture

B.      All other real estate and interests in real estate and all other physical electric power and light, gas and other property which the Company may hereafter acquire or construct.

C.      All present and future appurtenances of other real estate and interests in real estate which now are, or hereafter shall be, subject to the lien of the First Mortgage as amended, and all plants, works, buildings, structures, fixtures, improvements, betterments and additions now owned, or hereafter acquired or constructed by the Company, upon any of the real estate which, or  interests in which, now are or hereafter shall be subject to the lien of the First Mortgage as amended.

D.      All corporate rights, privileges, immunities and franchises, powers, licenses, easements, leases, contracts and other rights and all renewals and extensions thereof held or acquired for use or sued upon, or in connection with or appertaining to, any of the properties which now are or thereafter shall be subject to the lien of the First Mortgage as amended, or which the company has or a may have the right to exercise in respect of any of said properties.

E.      All machinery, tools and equipment now owned or hereafter acquired by the Company, which now or hereafter belong or appertain to or are used in connection with the plants, works, transmission lines, distribution systems, buildings, structures and fixtures which now are or hereafter shall be subject to the lien of the First Mortgage as amended.

Together with all and singular the tenements, hereditaments and appurtenances belonging or in any way appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders, rents, issues, income and profits thereof, and al the state, right, title, interest and claim whatsoever at law or in equity, which the Company now has or which it may hereafter acquire in and to the aforesaid property and every part and parcel thereof.

It is not intended to include in the lien of the First Mortgage as amended, and this grant shall not be deemed to apply (1) to any revenues, earnings, rents, issues, income or profits of the mortgaged property, or any cash (except cash deposited with the Trustee pursuant to any of the provisions of the First Mortgage as heretofore, and herby amended), or any bills, notes or accounts receivable, contract or choses in action, or any materials or supplies or construction equipment, or any merchandise, equipment or apparatus manufactured or acquired for the purpose of sale or resale in the usual course of business, except in case of the happening of a completed default as defined in Section 1 of Article Twelve of the First Mortgage as heretofore and hereby amended, and following such completed default, in case the Trustee or a receiver or trustee shall enter upon and take possession of the mortgaged property, or (2) in any case to any bonds, notes, evi-dences of indebtedness, shares of stock or other securities, except such as may be specifically subjected to the lien of the First Mort-gage as amended.

TWELFTH

PROPERTY HEREAFTER TO BECOME SUBJECT TO THE LIEN OF THE
FIRST MORTGAGE AS AMENDED.

A. Any and all property, real, personal and mixed, including franchises, grants, immunities, privileges and rights, which the Company may hereafter acquire or to which it may hereafter become entitled, excepting, however, the following property which is not intended to be subjected to the lien of the First Mortgage: (1) any revenues, earnings, rents, issues, income or profits of the mortgaged property, or any cash (except cash deposited with the Trustee pursuant to any of the provisions of the First Mortgage as heretofore and hereby amended), or any bills, notes or accounts receivable, contracts or choses in action, or any materials or supplies or construction equipment, or any merchandise, equipment or apparatus manufactured or acquired for the purpose of sale or resale in the usual course of business, except in case of the happening of a completed default as defined in Section 1 of Article Twelve of the First Mortgage as heretofore and hereby amended, and following such completed default, in case the Trustee or a receiver or trustee shall enter upon and take possession of the mortgaged property, or (2) in any case, any bonds, notes, evidences of indebtedness, shares of stock or other securities, except such as may be specifically subjected to the lien of the First Mortgage as amended.

B. Any and all property of every name and nature, including shares of stock, bonds and the securities or obligations which, from time to time after the execution of this Thirty-Second

Supplemental Indenture, by delivery or by writing of any kind for the purposes hereof, shall have been conveyed, mortgaged, pledged, assigned or transferred by, or by anyone on behalf of, the Company to the Trustee, which is hereby authorized to receive any property at any and all times as and for additional security, and also, when and as provided in the First Mortgage as amended as and for substituted security, for the payment of the Bonds to be issued under the First Mortgage as amended, and to hold and apply any and all such property subject to the terms hereof and of the First Mortgage as amended.

TO HAVE AND TO HOLD all such properties, real, personal and mixed, mortgaged, pledged or conveyed by the Company as aforesaid, or intended so to be, unto the Trustee and its successors and assigns forever.

SUBJECT, HOWEVER, as to property hereby conveyed, to liens for taxes, assessments and other charges levied or to be levied by the State of Ohio and any of the subdivisions thereof for the year 1982 and thereafter and, as to any property hereafter acquired by the Company and which may become subject to the lien of the First Mortgage as amended, to any lien or charge thereon existing at the time of the acquisition thereof by the Company;

IN TRUST NEVERTHELESS, upon and subject to the terms, conditions and stipulations hereinafter and in the First Mortgage as amended set forth, for the equal and proportionate benefit and security of the holders from time to time of the Bonds and interest coupons issued and to be issued under the First Mortgage as amended and this and other indentures supplemental thereto, without preference, priority or distinction as to lien or otherwise of any of the Bonds and coupons over any others by reason of priority in time of issue, sale or negotiation thereof or otherwise howsoever, and for the uses and purposes and upon and subject to the terms, conditions, provisions and agreements in the Bonds and hereinafter and in the First Mortgage as amended expressed and declared.

ARTICLE ONE

BONDS OF THE 11½% SERIES DUE 2012-B AND ISSUE THEREOF.

SECTION 1. There shall be a series of Bonds designated "11½% Series Due 2012-B", each of which shall bear the descriptive title First Mortgage Bond. The aggregate principal amount of New Bonds which may be outstanding under the First Mortgage as amended and this Thirty-Second Supplemental Indenture shall be limited to $21,100,000, except as provided in Section 9 of Article Two of the First Mortgage as amended.

SECTION 2. Upon the execution and delivery of this Thirty-Second Supplemental Indenture and upon delivery of $21,100,000 aggregate principal amount of New Bonds, executed by the Company, and upon compliance by the Company with the provisions of Article Six or Article Seven or both, as the case may be, of the First Mortgage as amended, the Trustee shall, without awaiting the filing or recording of this Thirty-Second Supplemental Indenture, authenticate the New Bonds and deliver the New Bonds as provided in said Article Six or Article Seven.

SECTION 3. The New Bonds shall be dated as provided in Section 3 of Article Two of the First Mortgage as amended; shall mature November 1, 2012; shall bear interest as provided in said Section 3 of Article Two at the rate of eleven and one-half per centum (11½%) per annum until paid or redeemed as hereinafter provided, payable on May 1, 1983 and thereafter semi-annually on each November 1 and May 1, to the Bondholders in whose names such New Bonds are registered at the close of business on October 15 or April 15, as the case may be, next preceding such November 1 or May 1, except that if the Company shall default in the payment of any installment of interest on any New Bonds, such interest in default shall be paid to the Bondholders in whose names the New Bonds are registered at the close of business on a date established for the payment of such defaulted interest by the Company in any lawful manner not inconsistent with the requirements of any securities exchange on which the New Bonds may be listed; and shall be payable as to both principal and interest in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, at the office or agency of the Company in the Borough of Manhattan, The City of New York.

SECTION 4.  The New Bonds shall be issued in denominations of $5,000 and any multiple of $5,000.

Whenever any New Bond or New Bonds shall be surrendered at the office or agency of the Company in said Borough of Manhattan for exchange for a New Bond or New Bonds of other authorized denomination or denominations, the Company shall execute, and the Trustee shall authenticate and deliver, upon cancellation of the New Bond or New Bonds so surrendered, a New Bond or New Bonds of such other authorized denomination or denominations of like aggregate principal amount as the Bondholder making the exchange shall have requested and shall be entitled to receive.  On presentation of any New Bond which is to be redeemed pursuant to the provisions of Section 5 of this Article One in part only, the Company shall execute, and the Trustee shall authenticate and deliver, a new New Bond  or New Bonds in principal amount equal to the unredeemed portion of the New Bond so presented.

The Company shall not be required to (a) register a transfer of, or exchange, any New Bond during a period of fifteen (15) days next preceding any selection of New Bonds to be redeemed or (b) register a transfer of, or exchange, any New Bond which shall have been selected for redemption in whole or in part.

A service charge will not be made for any registration or transfer or exchange of New Bonds, but the Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge payable in connection therewith.

Until definitive New Bonds shall be ready for delivery, the Company may execute and, upon request of the Company, the Trustee shall authenticate and deliver, in lieu of such definitive New Bonds but subject to the same provisions, limitations and conditions except as to the denominations thereof, temporary printed or lithographed New Bonds as provided in Section 8 of Article Two of the First Mortgage as amended.  Such temporary

New Bonds shall be exchangeable for definitive New Bonds, when ready for delivery, in the manner provided in the First Mortgage as amended, and shall in all other respects be subject to and entitled to the benefits of the terms and provisions and lien of this Thirty-Second Supplemental Indenture, and the terms and provisions and lien of the First Mortgage as amended as therein provided.

SECTION 5.  The New Bonds shall be subject to mandatory redemption by the Company prior to maturity at any time in whole or in part at a redemption price of 100% of the principal amount to be redeemed, plus accrued interest to the redemption date, upon receipt by the Trustee of notice to the effect that (a) the Company is paying the loan in full or in part, as the case may be, as provided in Section 8.3 of the Pollution Control Agreement and (b) an equivalent principal amount of Project Bonds are being concurrently called for redemption.  Said notice shall specify the redemption date of such New Bonds (which redemption date shall be the same date as the redemption date specified in said notice for the Project Bonds being concurrently redeemed).  Any such redemption shall be made upon the notice and in the manner provided in this Article One subject to the provisions of the First Mortgage as amended.

SECTION 6.  The New Bonds shall also be subject to mandatory redemption by the Company at a price of 100% of the principal amount, plus accrued interest to the redemption date, in whole at any time prior to maturity if the Trustee shall receive a written demand from the Project Bond Trustee for redemption of all New bonds held by the Project Bond Trustee stating that an “event of default” under the Pollution Control Indenture has occurred and is continuing and that payment of the principal of the Project Bonds has been accelerated; provided, however, that such New Bonds shall not be redeemed in the event that prior to the date of mailing of notice of such redemption as provided in Section 9 of this Article One:  (a) the Trustee shall have received a certificate of the Project Bond Trustee (i) stating that there has been a waiver of such acceleration or (ii) withdrawing said written demand or (b) if an event of default under Section 1 of Article Twelve of the First Mortgage as amended shall have occurred and be continuing, there has been a declaration of acceleration of the principal of the New Bonds.  Any such redemption shall be made as soon as practicable after receipt of the written demand at a redemption price of 100% of the principal amount to be redeemed plus accrued interest to the redemption date, and shall be made upon the notice and in the manner provided in this Article One, subject to the provisions of the First Mortgage as amended.

SECTION 7.  The New Bonds shall be subject to redemption, at the option of the Company, prior to maturity at any time in whole or in part at a redemption price of 100% of the principal amount to be redeemed, plus accrued interest to the redemption date, upon receipt by the Trustee of an officers’ certificate to the effect that (a) the Company has given notice to the Project Bond Trustee that the Company is exercising its option to prepay the loan in full or in part, a the case may be, as provided in Section 8.1 of the Pollution Control Agreement and (b) an equivalent principal amount of Project Bonds are being concurrently called for redemption.  Such officers’ certificate shall specify the principal amount of the New Bonds to be redeemed, shall have attached to it a copy of said notice to the Project Bond Trustee and shall specify the redemption date of such New Bonds (which redemption date shall be not less than 45 days after the date of the mailing of such certificate and shall be the same date as the redemption date specified in said attached notice for the Project Bonds being concurrently redeemed).  Any such redemption shall be made upon the notice and in the manner provided in this Article One, subject to the provisions of the First Mortgage as amended.

SECTION 8.  The New Bonds shall also be subject to redemption prior to maturity, at the option of the Company, either as a whole at any time on or after November 1, 1992, or in part on November 1, 1992, or any interest payment date thereafter, at redemption prices equal to the following percentages of principal amount redeemed, plus in each case accrued interest to the redemption date:

Redemption Period (Dates Inclusive)	Redemption Price
November 1, 1992 – October 31, 1993	103%
November 1, 1993 – October 31, 1994	102 ½%
November 1, 1994 – October 31, 1995	102%
November 1, 1995 – October 31, 1996	101 ½%
November 1, 1996 – October 31, 1997	101%
November 1, 1997 – October 31, 1998	100 ½%
November 1, 1998 and thereafter	100%

Prior to any such redemption, the Trustee shall have received an officers’ certificate to the effect that (a) the Company has given notice to the Project Bond Trustee that the Company is exercising its option to prepay the loan in full or in part, as the case may be, as provided in Section 8.2 of the Pollution Control Agreement and (b) an equivalent principal amount of Project Bonds are being concurrently called for redemption.  Such officers’ certificate shall specify the principal amount of the New Bonds to be redeemed, shall have attached to it a copy of said notice to the Project Bond Trustee and shall specify the redemption date of such New Bonds (which redemption date shall be not less than 45 days after the date of the mailing of such certificate and shall be the same date as the redemption date specified in said attached notice for the Project Bonds being concurrently redeemed).  Any such redemption shall be made upon the notice and in the manner provided in this Article One, subject to the provisions of the First Mortgage as amended.

SECTION 9.  Subject to the provisions of the First Mortgage as amended, written notice of redemption of New Bonds pursuant to any of Sections 5 to 8, inclusive, of this Article One shall be given by the Trustee by mailing, first class postage prepaid, or delivering by hand to the registered owner of such New Bonds to be redeemed a notice of such redemption at its last address as it shall appear upon the books of the Company for the registration and transfer of such New Bonds.  Any notice of redemption pursuant to said Sections 5, 7 or 8 shall be mailed or delivered by hand at least 30 days and not earlier than 60 days before the redemption date and any notice of redemption pursuant to said Section 6 shall be mailed or delivered by hand as soon as practicable; provided, however, that the registered owner or owners of all New Bonds may consent in writing to a shorter notice period, and such consent, if filed with Trustee, shall be binding upon the Company and such registered owners and their transferees.

SECTION 10.  In the event any Project Bonds shall be purchased by the Company and surrendered by the Company to the Project Bond Trustee for cancellation or shall be otherwise surrendered to the Project Bond Trustee for cancellation pursuant to the Pollution Control Indenture (except upon exchange for other Project Bonds), New Bonds equivalent in principal amount to the Project Bonds so surrendered shall be deemed to have been paid, but only when and to the extent that (a) such payment of the principal amount of such New Bonds shall be noted by an agency of the Company on the schedule of payments on such New Bonds and (if such agency is not the Trustee) written notice by such agency of such notation shall have been received by the Trustee or (b) such New Bonds shall have been surrendered to and canceled by the Trustee as provided in Section 12 of this Article One.

SECTION 11.  In the event and to the extent the principal of or premium, if any, or interest on any Project Bonds shall be paid out of funds held by the Project Bond Trustee or out of any other funds or shall otherwise be deemed to be paid, an equal amount of principal, or premium, if any, or interest, as the case may be, payable with respect to an aggregate principal amount of New Bonds equal to an aggregate principal amount of such Project Bonds shall be deemed to have been paid, but, in the case of such payment of principal of such New Bonds, only when and to the extent that (a) such payment of the principal amount thereof shall be noted by an agency of the Company on the schedule of payments on such New Bonds and (if such agency s not the Trustee) written notice by such agency of such notation shall have been received by the Trustee or (b) such New Bonds shall have been surrendered to and canceled by the Trustee as provided in Section 12 of this Article One.

SECTION 12.  When payment of any principal amount of a New Bond is made as provided in Section 10 or 11 of this Article One, the registered owner thereof shall surrender it to an agency of the

Company for notation and notification or to the Trustee for cancellation as provided in such Section.  All New Bonds deemed to have been paid in full as provided in Section 10 or 11 of this Article One shall be surrendered to the Trustee for cancellation and the Trustee shall forthwith cancel the same.  In the event that part of the New Bond shall be deemed to have been paid as provided in said Section 10 or 11, the registered owner may at its option surrender such New Bond to the Trustee for cancellation, in which event the Trustee shall cancel such New Bond and the Company shall execute and the Trustee shall authenticate and deliver, without charge to the registered owner, New Bonds in such authorized denominations as shall be specified by the registered owner in an aggregate principal amount equal to the unpaid balance of the principal amount of such surrendered New Bond.

SECTION 13.  Except as in this Thirty-Second Supplemental Indenture otherwise provided with respect to any matter or question, the provisions of Article Ten of the First Mortgage as amended shall be applicable in the case of the redemption of all or any part of the New Bonds at any time outstanding.

SECTION 14.  The New Bonds shall be in fully registered form only.  The form of the New Bonds, and of the Trustee’s certificate of authentication thereon, shall be substantially as follows:

[FORM OF BOND]

THE DAYTON POWER AND LIGHT COMPANY

Incorporated under the laws of the State of Ohio

FIRST MORTGAGE BOND, 11 ½% SERIES DUE 2012-B

Due November 1, 2012

No. ………………..	$ ………………….

The Dayton Power and Light Company, a corporation of the State of Ohio (hereinafter called the Company), for value received, hereby promises to pay to or registered assigns at the office or agency of the Company in the Borough of Manhattan, The City of New York, ________ Dollars, on November 1, 2012, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, and to pay interest thereon at the rate of eleven and one-half per centum (11 ½%) per annum in like coin or currency, payable at said office or agency semi-annually on November 1 and May 1, in each year, from the interest payment date to which interest has been paid last preceding the date hereof (unless the date hereof is an interest payment date to which interest has been paid, in which case from the date hereof, or unless the date hereof is prior to May 1, 1983, in which case from November 1, 1982) until the Company’s obligation with respect to the payment of such principal shall have been discharged, such interest to be paid to the person who shall have been the registered owner hereof at the close of business on October 15 or April 15, as the case may be, next preceding an interest payment date (subject to certain exceptions provided in the Thirty-Second Supplemental Indenture referred to herein).  Notwithstanding the foregoing, if the date of this Bond is after an October 15 or April 15, as the case may be, and on or before the immediately following November 1 or May 1, as the case may be, this Bond shall bear interest from such November 1 or May 1; PROVIDED, HOWEVER, that if and to the extent that the Company shall default in the payment of interest due on such November 1 or May 1, this Bond shall bear interest from the next preceding N November 1 or May 1, as the case may be, to which interest has been paid or, if no interest has been paid, from November 1, 1982.

This Bond shall not become valid or obligatory for any purpose until Irving Trust Company, the Trustee under the Indenture, or its successor thereunder, shall have signed the form of certificate endorsed hereon.

The Bond is one of an issue of First Mortgage Bonds (hereinafter called the Bonds) of the Company issued and to be issued in series under and pursuant to and equally secured by an Indenture of Mortgage and Deed of Trust dated as of October 1, 1935, executed by the Company to Irving Trust Company, as Trustee, as said Indenture has been amended and supplemented as herein after stated, and is one of a series of said Bonds, which series is designated as the First Mortgage Bonds, 11 ½% Series Due 2012-B of the Company (hereinafter called the New Bonds), created and described in a Thirty-Second Supplemental Indenture dated as of November 1, 1982, executed by the Company to Irving Trustee Company, as Trustee.  Subsequent to the execution and delivery of said Indenture of Mortgage and Deed of Trust there have been executed and delivered thirty-two indentures supplemental thereto, including said Thirty-Second Supplemental Indenture dated as of November 1, 1982, supplementing and amending as therein set forth certain provisions thereof.  Said Indenture of Mortgage and Deed of Trust and such supplemental indentures collectively are herein sometimes called the “Indenture”.

For a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the holders of the Bonds and of the Trustee therein and thereto, the duties and immunities of the Trustee, and the terms and conditions upon which the Bonds are issued and secured, reference is hereby made to the Indenture.  The rights and obligations of the Company and of the holders and registered owners of the Bonds of this issue may be modified or amended at the request of the Company by an indenture or indentures supplemental to the Indenture, executed pursuant to the consent in writing of the holders or registered owners of at least 75% in principal amount of the Bonds then outstanding affected by such modification or amendment, all in the manner and subject to the limitations set forth in the Indenture, any consent by the holder or registered owner of any Bond being conclusive and binding upon such holder or registered owner and upon all future holders and owners of such Bond, irrespective of whether or not any notation of such consent is made upon such Bond, provided that no such modification or amendment by such supplemental indenture shall extend the maturity of, or reduce the rate of interest on, or otherwise modify the terms o f payment of the principal or interest of, this Bond, which obligations are absolute and unconditional, nor permit the creation of any lien ranking prior to or equal with the lien of the Indenture on any of the mortgaged property.  The New Bonds are to be issued by the Company to the Ohio Air Quality Development Authority (hereinafter called the Authority) to evidence and secure the obliggations of the Company to repay the loan of the proceeds of the sale of the Project Bonds (as hereinafter defined) made by the Authority to the Company, pursuant to a certain Loan Agreement, dated as of November 1, 1982, between the Authority and the Company (hereinafter called the Pollution Control Agreement), to assist in the financing of the Company’s portion of the cost of acquisition, construction and installation of certain air quality facilities (as tat term is defined and used in Section 3706.01 of the Ohio Revised Code)installed in connection with Unit 2 of the Killen Generating Station located in Adams County, Ohio as to which the Company at the date hereof owns an undivided 67% interest as tenant in common with another public utility company (such interests in said facilities being hereinafter called the Project).  The loan by the Authority in respect of the Projects to be funded by the proceeds derived from the sale by the Authority of State of Ohio 11½% Collateralized Air Quality Development Revenue Bonds, 1982 Series (The Dayton Power and Light Company project) in the aggregate principal amount of $21,100,000 (hereinafter called the Project Bonds).  The Project Bonds are to be issued under a certain Trust Indenture, dated as of November 1, 1982 (hereinafter called the Pollution Control Indenture), between the Authority and Irving Trust Company, as Trustee (hereinafter in such capacity called the Project Bond Trustee) and the New Bonds are to be assigned by the Authority to the Project Bond Trustee as security for the payment of the principal of and premium, if any, and interest ion the Project Bonds and are to be delivered by the Company on behalf o the Authority directly to the Project Bond Trustee.

In the event any Project Bonds shall be surrendered to the Project Bond Trustee for cancellation pursuant to the Pollution Control Indenture (except upon exchange for other Project Bonds), New Bonds equivalent in principal amount to such Project Bonds shall be deemed to have been paid, but only when and to the extent (a) so noted on the schedule of payments hereon by an agency of the Company and (if such agency is not the Trustee) written notice by such agency of such notation has been received by the Trustee or (b) such New Bond is surrendered to and canceled by the Trustee as provided in the next paragraph; and in the event and to the extent the principal of or premium, if any, or interest on any Project Bonds shall be paid or deemed to be paid, an equal amount of principal, or premium, if any, or interest, as the case may be, payable with respect to an aggregate principal amount of New Bonds equal to the aggregate principal amount of such Project Bonds shall be deemed to have been paid, but, in the case of such payment of principal, only when and to the extent (1) so noted on the schedule of payments hereon by an agency of the Company and (if such agency is not the Trustee) written notice by such agency of such notation has been received by the Trustee or (ii) such New Bond is surrendered to and canceled by the Trustee as provided in the next paragraph  When any such payment of principal of this Bond is made, it shall be surrendered by the registered owner hereof to an agency of the Company for such notation and notification or the Trustee for cancellation.

In the event that this Bond shall be deemed to have been paid in full, this Bond shall be surrendered to the Trustee for cancellation.  In the event that this Bond shall be deemed to have been paid in part, this Bond may, at the option of the registered owner, be surrendered to the Trustee for cancellation, in which event the Trustee shall cancel this Bond and the Company shall execute and the Trustee shall authenticate and deliver New Bonds in authorized denominations in aggregate principal amount equal to the unpaid balance of the principal amount of this Bond.

The New Bonds are subject to mandatory redemption by the Company prior to maturity at any time in whole or in part as provided in Section 5 of Article One of the Thirty-Second Supplemental Indenture at a redemption price of 100% of the principal amount to be redeemed, plus accrued interest to the redemption date.

The New Bonds are also subject to mandatory redemption by the Company prior to maturity at any time in whole as provided in Section 6 of Article One of the Thirty-Second Supplemental Indenture at a redemption price of 100% of the principal amount to be redeemed, plus accrued interest to the redemption date.

The New Bonds are subject to optional redemption by the Company prior to maturity at any time in whole or in part by lot as provide din Section 7 of Article One of the Thirty-Second Supplemental

indenture at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued interest to the redemption date.

The New Bonds are subject to optional redemption by the Company prior to maturity, either in whole or in part by lot as provided in Section 8 of Article One of the Thirty-Second Supplemental Indenture, at the redemption prices set forth in such Section 8 of Article One of the Thirty-Second Supplemental Indenture.

Any redemption of the New Bonds shall be made after written notice to the registered owner of such New Bonds, sent by the Trustee by mail, first class postage prepaid, or hand delivered at least 30 days and not earlier than 60 days before the redemption date (except in the event of redemption pursuant to the third preceding paragraph in which case such notice shall be mailed or delivered by  hand as soon as practicable), unless a shorter notice period is consented to in writing by the registered owner or owners of all New Bonds and such consent is filed with the Trustee, and shall be made in the manner provided in Article One of the Thirty-Second Supplemental Indenture, subject to the provision of the First Mortgage as amended.

The principal hereof may be declared or may become due on the conditions, in the manner and at the time set forth in the Indenture, upon the happening of a completed default as provided in the Indenture.

This Bond may be exchanged for a like principal amount of other New Bonds, or transferred as prescribed in the Indenture by the registered owner hereof in person, or by his duly authorized attorney, at the office or agency of the company in the Borough of Manhattan, The City of New York, upon surrender and cancellation of this bond and thereupon a new registered New Bond or New Bonds without coupons for a like principal amount and of authorized denominations will be issued in exchange therefor as provided in the Indenture.  The Company and the Trustee may deem and treat the person in whose name this Bond is registered as the absolute owner hereof for the purpose or receiving payment of or on account of the principal and interest due hereon and for all other purposes.

No service charge will be made for any such exchange or transfer of New Bonds, but the Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge payable in connection therewith.

The New Bonds are issuable as registered Bonds without coupons in denomination of $5,000 and any multiple of $5,000.

No recourse shall be had for the payment of the principal of, or premium, if any, or interest on, this Bond, or under or upon any obligation, covenant or agreement contained in the Indenture, against any incorporator or any past, present or future subscriber to capital stock, shareholder, officer or director, as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or any predecessor successor corporation, under any present or future rule of law, statute or constitution or by the enforcement of any assessment or otherwise, all such liability or incorporators, subscribers, shareholders, officers and directors being released by the registered owner hereof by the acceptance of this Bond and being likewise waived and released by the terms of the Indenture.

In Witness Whereof, The Dayton Power and Light Company has caused this Bond to be executed in its name by the facsimile signature of its President or a Vice-President and its corporate seal to be hereunto affixed, or a facsimile thereof to be printed or engraved hereon, and to be attested by the facsimile signature of its Secretary or an Assistant Secretary.

Dated:

The Dayton Power and Light Company,

Attest:	By

Secretary	President

[form of trustee's certificate]

This Bond is one of the Bonds, of the Series designated therein, described in the within-mentioned Indenture.

IRVING TRUST COMPANY
(New York)

Trustee.
By
Authorized Officer

Schedule of Payments
Principal Payment	Unpaid Principal Amount	Premium Payment	Interest Payment	Agency of the Company Making Notion	Authorized Officer	Title

ARTICLE TWO

Amendments to First Mortgage as amended

Section 1.  Section 5 of Article Eight of the First Mortgage as amended is hereby amended as follows:

(1)  By amending paragraph (E) of said Section to read as follows:

"(E) Song long as any bonds of Series Due 1978, Series A, due 1978, Series Due 1982, Series Due 1984 or Series Due 1993 shall be outstanding (a) any such property additions used by the Company as a deduction pursuant to the provision of subdivision (a)(5) of paragraph (B) of this Section shall be funded property, as defined in Section 5 of Article One; (b) any such property additions used by the Company as a basis for the withdrawal of any cash balance in the Maintenance and Replacement Fund upon compliance with the provisions of Section 5 of Article Eleven shall be funded property, as defined in Section 5 of Article One; and (c) no Bonds delivered to, or purchased or redeemed by, the Trustee under any provision of this Section shall be made the basis for the authentication and delivery of Bonds (except to the extent provided in paragraph (C) of this Section), or the withdrawal of cash or the reduction of the amount of cash required to be paid to the Trustee under any provision of this Indenture or of the Fourth, Fifth, Sixth, Seventh, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth, Seventeenth, Eighteenth, Nineteenth, Twentieth, Twenty –Second, Twenty-Sixth, Twenty-Seventh, Twenty-Ninth, Thirtieth, Thirty-First or Thirty-Second Supplemental Indentures to this Indenture."

(2) By amending paragraph (F) of said Section to read as follows:

"(F) Any Bonds redeemed or retired by the Trustee pursuant to the provisions of this Section shall forthwith be canceled and may periodically be cremated or otherwise destroyed by the Trustee, and the Trustee shall thereupon deliver to the Company a certificate of such cancellation, cremation or destruction."

Section 2. To the extent that the foregoing amendments of the above-mentioned Section and Article of the First Mortgage as amended constitute modification or amendments of other Sec-

tions or Articles of the First Mortgage as amended, such other Sections and Articles of the First Mortgage as amended are hereby modified and amended accordingly.

ARTICLE THREE

Consent to and Amendment of Certain Amendments Made by Eleventh
Supplemental Indenture as Amended and Consent to Certain
Amendments Made by Fifteenth Supplemental Indenture.

Section 1.  The Company, and the holders of any New Bonds by their acceptance and holding thereof, hereby consent and agree that each of the amendments provided for by Sections 2, 3, 4, 5 and 6 of Article Three of the Eleventh Supplemental Indenture (and, in the case of said Section 3, as amended by the Fifteenth Supplemental Indenture) shall become effective on the earliest date on which either (a) there shall not be any Bonds outstanding of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, or Series Due 1993, or (b) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendment (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series enumerated in the foregoing clause (a), or of each of said series of which Bonds are then outstanding, all in conformity with the provisions of Article Eighteen of the First Mortgage as amended and in any manner permitted by Section 7 of said Article Three of the Eleventh Supplemental Indenture.*

Section 2.  Effective on the date on which there shall become effective the amendments provided for by the Section 3 of Article Three of the Eleventh Supplemental Indenture (as referred to in the preceding Section 1 of this Article Three) said amendments

____________

* Such amendments, which become effective at a later date or dates, are set forth in Appendix A hereto.

are hereby simultaneously further amended so that Subparagraph (7) of Section 5 of Article One of the First Mortgage as amended shall read:

“(7) So long as any bonds of Series Due 1997, Series Due 1998, Series Due 1999, Series Due 2000, Series Due 2001, Series Due 2003, Series Due 1981, Series Due 2005, Series Due 2006, Series Due 2007, the 8 ½% Series Due 2007, the 8.95% Series Due 1998, the 9 ½% Series Due 2003, the 10 ¼% Series Due 1999, the 12 ⅛%  Series Due 2009, the 14 ⅝% Series Due 1988, the 14 ½% Series Due 1988, the 17% Series Due 1991, the 16 ¾% Series Due 2012, the 11 ½% Series Due 2012-A or the 11 ½% Series Due 2012-B shall be outstanding, in addition to all property additions specified in the foregoing and following subparagraphs of this Section 5, property additions, at their cost to the Company (computed as provided in Section 3 of Article Five), equal to the dollar amount of retirements, as defined in Section 4 of Article One.”

Section 3.  The Company, and the holders of any New Bonds by their acceptance and holding thereof, hereby consent and agree that the amendment provided for by Section 1 of Article Four of the Fifteenth Supplemental Indenture shall become effective on the date on which there shall become effective the amendments provided for by Section 3 of Article Three of the Eleventh Supplemental Indenture (as referred to in Section 1 of this Article Three).*

Section 4.  The Company, and the holders of any New Bonds by their acceptance and holding thereof, hereby consent and agree that the amendment provided for by Section 3 of Article Five of the Fifteenth Supplemental Indenture shall become effective on the earliest date on which either (a) there shall not be any Bonds outstanding of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, Series Due 1993, Series Due 1997, Series Due 1998, Series Due 1999, or Series Due 2000, or (b) there shall have been executed and delivered a supple-

_________

* Such amendment, which becomes effective at a later date or dates, is set forth in Appendix B hereto.

mental Indenture or indentures embodying said amendment (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the bonds at the time of outstanding of the series enumerated in the foregoing clause (a), or of each of said series of which Bonds are then outstanding, all in conformity with the provisions of Article Eighteen of the First Mortgage as amended and in any manner permitted by Section 4 of said Article Five of the Fifteenth Supplemental Indenture.*

Section 5.  Any supplemental indentures may contain such other provisions as may be necessary or appropriate to carry into effect the purposes of the amendments provided for in, or consented to by, this Article Three or as may be otherwise appropriate and permissible under the provisions of Article Eighteen of the First Mortgage as amended to accomplish the purposes of said amendments.  To the extent permitted by Article Eighteen of the First Mortgage as amended, any supplemental indenture may terminate or modify specified obligations of the Company to the holders of the Bonds of a particular series and such amendment will only require the consent by holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds outstanding of said series.  Said amendments may effect the purposes herein contemplated either by adding provisions to, or eliminating provisions from  the First Mortgage as amended, or by both adding and eliminating provisions, or may accomplish said purposes in any other appropriate manner.

No consent of holders of New Bonds shall be required to effect any of the amendments provided for in, or consented to by, this Article Three.

ARTICLE FOUR

Covenants of the Company

Section 1.  All covenants and agreements by the Company in the First Mortgage as heretofore and hereby amended are hereby confirmed.

________

* Such amendment, which becomes effective at a later date, is set forth in Appendix C hereto.

Section 2.  The Company will not, so long as any New Bonds shall be outstanding, declare any dividends on any of its common stock, except dividends payable in shares of common stock of the Company, or purchase any shares of its common stock, or make any distribution of cash or property among its common stockholders, by the reduction of its capital stock or otherwise, unless, after giving effect to such dividend, purchase or distribution, the aggregate of all such dividends and all amounts supplied to such purchases or so distributed subsequent to September 30, 1045, shall not exceed net income of the Company available for dividends on its common stock subsequent to September 30, 1945.  For the purposes of this Section the term "common stock" shall be deemed to include any stock of any class of the Company other than preferred stock with a fixed limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.  For the purposes of this Section the term "net income of the Company available for dividends on its common stock" shall mean the gross earnings of the Company less all proper deductions for operating expenses, taxes (including income, excess profits and other taxes based on or measured by income or undistributed earnings or income), interest charges and other appropriate items, including provision for maintenance, provision for retirements, depreciation or obsolescence in an amount not less than fifteen per centum (15%) of the amount of the operating revenues of the Company (as hereinafter defined) during such period, less all expenditures made during such period by the Company for maintenance and repairs and included or reflected in its operating expense accounts, and dividends paid or accrued on all stock of the Company ranking prior to its common stock as to dividends or assets, and otherwise determined in accordance with sound accounting practice; provided, however, that in determining the net income of the company available for dividends on its common stock for the purposes of this Section no deduction or adjustment shall be made for or in respect of (a) expenses or other charges or credits in connection with the issue and sale of any securities issued by the Company; (b) expenses or other charges or credits in connection with the redemption or retirement of any securities issued by the Company (including securities of the Company out-

Standing on September 30, 1945), including any amount paid in excess of the principal amount or par or stated value of securities redeemed or retired and, in the event that such redemption or retirement is effected with the proceeds of sale of other securities of the Company, interest or dividends on the securities redeemed or retired from the date on which the funds required for such redemption or retirement are deposited in trust for such purpose to the date or redemption or retirement; (c) any tax charges or credits in connection with the matters referred to in (a) and (b) or other capital assets, or taxes on or in respect of any such profit; or (e) any earned surplus adjustment (including tax adjustments) applicable to any period prior to October 1, 1945.

The term "operating revenues of the Company", as used in the next preceding paragraph, shall mean and include all operating revenues derived by the company from the operation of its plants and properties remaining after deducting therefrom an amount equal to the aggregate cost to the Company of electricity, gas (natural, artificial and mixed), steam or water purchased and rentals paid for the use of property owned by others and leased to or operated by the Company and the maintenance of which and depreciation on which are borne by the owners.

Section 3.  Promptly after the execution and delivery of this Thirty-Second Supplemental Indenture, the Company will take such action with respect to the recording, filing, re-recording and re-filng of the First Mortgage as amended and this Thirty –Second Supplemental Indenture as may be necessary to make effective the lien intended to be created hereby, and will furnish to the trustee an opinion of counsel selected by the Company and satisfactory to the Trustee (who may be of counsel to the company) either (a) stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and re-filing of the First Mortgage as amended and this Thirty-Second Supplemental Indenture as to make effective the lien intended to be created thereby, and reciting the details of such action, (b) stating that in the opinion of such counsel no such action is necessary to make such lien effective.

SECTION 4.  notwithstanding any other provision of the First Mortgage, the Company will give appropriate directions to the Trustee with respect to the application of any cash balance at any time held in the Maintenance and Replacement Fund provided for in Section 5 of Article Eight of the First Mortgage as amended so that there shall not be applied prior to November 1, 1998 to the redemption of the New Bonds any portion of such balance.  Nothing contained herein shall limit the right of the Company to deposit New Bonds with the Trustee in satisfaction (to the extent of the principal amount of such Bonds so deposited) of the Company’s obligation to make a deposit under said Section 5 of Article Eight.

ARTICLE FIVE

MISCELLANEOUS

SECTION 1.  The New Bonds may be authenticated and delivered by the Trustee and issued by the Company in advance of the recording or filing of this Thirty-Second Supplemental Indenture.

SECTION 2.  The provisions of this Thirty-Second Supplemental Indenture shall become effective immediately upon the execution and delivery hereof, except that the provisions of Article Two of this Thirty-Second Supplemental Indenture modifying and amending the First Mortgage as amended shall become effective simultaneously with and upon the initial issue of the New Bonds and the provisions of Article Thee of this Thirty-Second Supplemental Indenture modifying and amending the first Mortgage as amended shall become effective on the date or dated fixed as provided in said Article Three.  From and after such initial issue of the New Bonds, this Thirty-Second Supplemental Indenture shall form a part of the First Mortgage and all the terms and conditions herein contained shall be deemed to be part of the terms of the First Mortgage, as fully and with the same effect as if all the terms and provisions of this Thirty-Second Supplemental Indenture, including the provisions which determine the dates on which the amendments herein made shall become effective, had been set forth in the First Mortgage as originally executed.  Except as modified or amended by this Thirty-Second Supplemental

Indenture, the First Mortgage as amended shall remain and continue in full force and effect in accordance with the terms and provisions thereof, and all the covenants, conditions, terms and provisions of the First Mortgage, as heretofore modified and amended and as further modified and amended by this Thirty-Second Supplemental Indenture, shall be applicable with respect to the New Bonds, except insofar as such covenants, conditions, terms and provisions are limited and applicable only to the Bonds of another or other series, or are expressed to continue only so long as Bonds of another or other series are outstanding, and all the covenants, conditions, terms and provisions of the First Mortgage as amended with respect to the Trustee shall remain in full force and effect and be applicable to the Trustee under this Thirty Second Supplemental Indenture in the same manner as though se out herein at length.  All representations and recitals contained in this Thirty-Second Supplemental Indenture and in the New Bonds (save only the Trustee’s certificate upon said New Bonds) are made by and on behalf of the Company, and the Trustee is in no way responsible therefore or for any statement therein contained.

SECTION 3.  The terms defined in Article One of the First Mortgage as heretofore and hereby amended, when used in this Thirty-Second Supplemental Indenture, shall, respectively, have the meanings set forth in said Article One.

No New Bonds shall be deemed to be outstanding within the meaning of the phrase "so long as any of the New Bonds shall be outstanding" as used in this Thirty-Second Supplemental Indenture, if the Company shall have exercised its option to redeem all the New Bonds then remaining outstanding and shall have deposited with the Trustee the proper redemption price thereof, to be held by the Trustee in trust for the holders of such Bonds, and provided that notice of such redemption shall have been published as hereinbefore provided or provision, satisfactory to the Trustee, for such publication shall have been made, and provided further that provision shall have been made prohibiting any further issue of New Bonds after  such deposit of the redemption price of the New Bonds then outstanding.

SECTION 4.  This Thirty-Second Supplemental Indenture may be simultaneously executed in several counterparts and each counterpart shall be an original instrument.

IN WITNESS WHEREOF, THE DAYTON POWER AND LIGHT COMPANY has caused this instrument to be signed on its behalf by its President or a Vice President and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary, in the City of Dayton, Ohio, and IRVING TRUST COMPANY has caused this instrument to be signed on its behalf by a Vice-President or an Assistant Vice-President and its corporate seal to be hereunto affixed and attested by an Assistant Secretary, in The City of New York, New York, as of the day and year first above written.

THE DAYTON POWER AND LIGHT COMPANY

[SEAL]	By	/s/ J.R. Newlin
Vice-President.

Attest:

/s/ W.E. Herron
Assistant Secretary

Signed and acknowledged in our presence by
The Dayton Power and Light Company.

     /s/ Patricia Jean Shank

     /s/ Virginia R. Deale

IRVING TRUST COMPANY

[SEAL]	By	/s/ C.E. Starr
Assistant Vice-President.

Attest:

/s/ E. Moore
Assistant Secretary

Signed and acknowledged in our presence by
Irving Trust Company.

    /s/ Pasqua Palazzo
Pasqua Palazzo

    /s/ Marilyn Quintana                                         [SEAL]
Marilyn Quintana

STATE OF OHIO                                      }
COUNTRY OF MONTGOMERY,           } SS.:

On this 19th day of November 1982, personally appeared before me, a Notary Public within and for said County in the State aforesaid, J.R. Newlin, and W.E. Herron, to me known and known to me to be, respectively, a Vice-President and an Assistant Secretary of THE DAYTON POWER AND LIGHT COMPANY, one of the corporations which executed the foregoing instrument, who severally acknowledged that they did sign and seal said instrument as such Vice-President and Assistant Secretary for and on behalf of said corporation and that the same is their free act and deed as such Vice-President and Assistant Secretary, respectively, and the free and corporate act and deed of said corporation; and said J.R. Newlin, being by me duly sworn, did depose and say: that he resides in Nettering, Ohio; that he is a Vice-President of THE DAYTON POWER AND LIGHT COMPANY, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

[SEAL]

/s/ Patricia Jean Shank
Notary Public

PATRICIA JEAN SHANK, Notary Public In and for the State of Ohio My Commission Expires Sept. 29, 1986

STATE OF NEW YORK                          }
COUNTRY OF NEW YORK,                   } SS.:

On this 18th day of November, 1982, personally appeared before me, a Notary Public within and for said County in the State aforesaid, C. E. STARR and J. Moore, to me known and known to me to be, respectively, an Assistant Vice-President and an Assistant Secretary of IRVING TRUST COMPANY, one of the corporations which executed the foregoing instrument, who severally acknowledged that they did sign and seal said instrument as such Assistant Vice-President and Assistant Secretary for and on behalf of said corporation and that the same is their free act and deed as such Assistant Vice-President and Assistant Secretary, respectively, and the free and corporate act and deed of said corporation; and said C.E. STARR, being by me duly sworn, did depose and say: that he resides in Staten Island, New York; that he is an Assistant Vice-President of IRVING TRUST COMPANY, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of such corporation; and that he signed his name thereto by like order.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

[SEAL]

/s/ Robert Schneck
Notary Public

This instrument prepared by J. R. NEWLIN Attorney-at-Law	Robert Schneck Notary Public, State of New York No. 41-4746935 Qualified in Queens County Certificate filed in New York County Commission Expires March 30, 1983

APPENDIX A

ARTICLE THREE OF THE ELEVENTH SUPPLEMENTAL INDENTURE, AS AMENDED BY SECTION 2 OF ARTICLE THREE OF THE FIFTEENTH SUPPLEMENTAL INDENTURE

ARTICLE THREE.

AMENDMENTS TO FIRST MORTGAGE AS AMENDED TO BECOME EFFECTIVE AT A LATER DATE OR DATES.

SECTION 1.  Each of the amendments provided for by the following Sections 2, 3, 4, 5 and 6 of this Article Three shall become effective on the earliest date on which either (a) there shall not be any Bonds outstanding of Series Due 1982, Series Due 1984 or Series Due 1993, or (b) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendment (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series of which Bonds are then outstanding, all in conformity with the provisions of Article EIGHTEEN of the First Mortgage as amended; provided that no consent of the holders of the Bonds of Series Due 1997 shall be required to effect said amendments.

SECTION 2.  Effective on a date fixed as provided in Section 1 of this Article Three, the following Clauses in the Granting Clauses of the First Mortgage and of each Supplemental Indenture which has Granting Clauses similarly entitled, “Other Real Estate and Appurtenances” and “Property Hereafter to Become Subject to The Lien of This Indenture” are hereby amended as follows:

(a)	The final phrase of the last paragraph of the Clause entitled “Other Real Estate and Appurtenances” which heretofore provided as follows:

“or (2) in any case, any bonds, notes, evidences of indebtedness, shares of stock or other securities, except such as may be specifically subjected to the lien hereof.”

is amended to read as follows:

“ (2) in any case, to any cars, trucks or other vehicles of any nature for the transportation of personnel, materials or equipment by any means which may have been acquired after the effective date of the amendment to this Clause made by or pursuant to the provisions of the Eleventh Supplemental Indenture, or to any bonds, notes, evidences of indebtedness, shares of stock or other securities, except such as may be specifically subjected to the lien hereof.”

(b)	The final phrase of paragraph A of the Clause entitled “Property Hereafter To Become Subject To The Lien of This Indenture” which heretofore provided as follows:

“or (2) in any case, any bonds, notes, evidences of indebtedness, shares of stock or other securities, except such as may be specifically subject to the lien hereof.”

is amended to read as follows:

“or (2) in any case, any cars, trucks or other vehicles of any nature for the transportation of personnel, materials or equipment by any means, or any bonds, notes, evidences of indebtedness, shares of stock or other securities, except such as may be specifically subject to the lien hereof.”

(c)	Paragraph B of the Clause entitled “Property Hereafter To Become Subject To The Lien of This Indenture” is amended to read as follows:

“B.  Any and all property of every name and name and nature, including shares of stock, bonds, other securities or obligations and cars, trucks or other vehicles for the transportation of personnel, materials or equipment by any means, which from time to time after the execution of this Indenture, by delivery or by writing of any kind for the purposes hereof, shall have been conveyed, mortgaged, pledged, assigned or transferred by, or by anyone on behalf of, the Company to the Trustee, which is hereby authorized to receive any property at any and all times, as and for additional security, and also when and as hereinafter provided as and for substituted security, for the payment of the Bonds to be issued hereunder, and to hold and apply any and all such property subject to the terms hereof.”

SECTION 3.  Effective on a date fixed as provided in Section 1 of this Article Three, the Maintenance and Replacement Fund, pro-

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vided for in Section 5 of Article Eight of the First Mortgage as amended, shall be discontinued.  On that date the obligation of the Company to make payments to the Trustee as a Maintenance and Replacement Fund shall be terminated and all property which shall have theretofore become funded property by being used as a deduction under Section 5 of Article Eight of the First Mortgage as amended shall no longer be funded property except an amount of such funded property equal to the amount of retirements, as defined in Section 4 of Article One of the First Mortgage.  In order to effect his result and to change the definition of funded property to include property additions equal to retirements rather than equal to deductions under the Maintenance and Replacement Fund, the following amendments shall become effective on a date fixed as provided in Section 1 of this Article Three:

(a)	Section 5 of Article Eight of the First Mortgage as amended is hereby deleted;

(b)	Subparagraph (7) of Section 5 of Article One of the First Mortgage as amended is hereby amended so as to read:

“(7) So long as any bonds of Series Due 1997, Series Due 1998, Series Due 1999, Series Due 2000 or Series Due 2001 shall be outstanding, in addition to all property additions specified in the foregoing and following subparagraphs of this Section 5, property additions, at their cost to the Company (computed as provided in Section 3 of Article Five), equal to the dollar amount of retirements, as defined in Section 4 of Article One.”

(c)	Section 3 of Article Five of the First Mortgage as amended is hereby amended so as to read:

“SECTION 3.  Bonds of any one of more series shall be authenticated and delivered under the provisions of this Article Five upon the basis of property additions, as defined in Section 4 of Article One, which are not then funded property, as defined in Section 5 of Article One, in a principal amount not exceeding 60 per centum (60%) of the cost or the then fair value thereof to the Company, whichever shall be less.  The cost of any  such property additions shall be deemed to be the sum of (1) any cash forming a part of such cost, (2) an amount equivalent to the fair market value in cash of any  securities issued or delivered in payment therefore or for the acquisition thereof as of the date of such issue or deliver, and (3) the principal amount of any  prior lien bonds outstanding against such property additions at the time of their acquisition unless the engineer’s certificate, hereinafter in subdivision (3) of Section 6 of this Article Five provided for, shall show that other property additions subject to the lien securing such prior lien bonds are then funded property as defined in Section 5 of Article One.  The fair value to the Company of any such property additions shall be deemed to be the fair value thereof to the company as of the time when such fair value is being determined, such fair value to be determined as if

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such property additions were free of prior liens, if any.  The amount of funded property, the amount of the cost of any property additions and the then fair value thereof to the Company and the amount of retirements shall be determined for the purpose of this Section by the appropriate certificates provided for in Section 6 of this Article Five.”

(d)	Subparagraph (c) of subdivision (3) of Section 6 of Article Five is hereby amended to read as follows:

“(c) stating that such property additions are desirable for use in the proper conduct of the Company’s business, that such property additions do not consist in whole or in part of funded property as defined in Section 5 of Article One and that funded property includes, as of the date of the certificate, property additions having a cost to the Company equal to the dollar amount stated in said certificate of retirements made by the Company as defined in Section 4 of Article One to a date not more than 30 days prior to the date of the certificate.”

(e)	Subdivision (9) of Section 6 of Article Five is hereby deleted.

Effective on a date fixed as provided in Section 1 of this Article Three, the Company and the Trustee shall enter into a supplemental indenture which shall by amendment delete such references, adjust such enumeration of sections and paragraphs and make such changes in the First Mortgage as amended necessary to make it consistent with the amendments provided for in this Section 3.

SECTION 4.  Effective on a date fixed as provided in Section 1 of this Article Three, Section 7 of Article Eight of the First Mortgage as amended is hereby amended by amending clause (a) of the first sentence thereof to read as follows:

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“…(a) by reputable fire insurance companies, any loss to be made payable to the Trustee, as its interest may appear, or to the trustee or other holder of any mortgage or other lien constituting a prior lien or a lien prior hereto, if required by the terms thereof, except any loss as to materials and supplies and except any loss less than one million dollars ($1,000,000),…”

Section 5.           Effective on a date fixed as provided in Section 1 of this Article Three, Section 3 of Article Eleven of the First Mortgage as amended is hereby amended by amending the first sentence of the third full paragraph of said Section to read as follows:

“In case the release of property is based upon property additions, the Trustee shall also be furnished with such certificates and opinions with respect to such property additions and such instruments and other papers as would be necessary to entitle the Company under the provisions of Section 6 of Article Five hereof to the authentication and delivery of Bonds upon the basis of such property additions, exclusive of the resolution, net earnings certificate and Treasurer’s certificate required by subdivisions (1), (6) and (9) of said Section 6 and such parts of the opinion described in subdivision (7) of said Section 6 as related solely to the authorization of the issuance of Bonds of the Company by governmental authorities and by the Company.”

Section 6.           Effective on date fixed as provided in Section 1 of this Article Three, Section 5 of Article Eleven of the First Mortgage as amended is hereby amended by amending that part of the first sentence of the second paragraph thereof which precedes clause (b) to read as follows:

“Such moneys shall from time to time be paid out or used or applied by the Trustee as aforesaid upon the written order of the Company, signed by its President or a Vice-President, and (a) with respect to any payment under subdivision (1) above, upon receipt by the Trustee of such certificates, opinions, instruments and other papers with respect to such property additions as would be necessary under the provisions of Section 6 of Article Five hereof to entitle the Company to the authentication and delivery of Bonds upon the basis thereof, exclusive of the resolution, net earnings certificate and Treasurer’s certificate required by subdivisions (1), (6) and (9) of said Section 6 and of such parts of the opinion described in subdivision (7) of said Section 6 as relate solely to the authorization of the issuance of Bonds of the Company by governmental authorities and by the Company; or …”

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Section 7.           Any supplemental indentures may contain such other provisions as may be necessary or appropriate to carry into effect the purposes of the amendments provided for by this Article Three or as may be otherwise appropriate and permissible under the provisions of Article Eighteen of the First Mortgage to accomplish the purposes of said amendments.  To the extent permitted by Article Eighteen of the First Mortgage as amended, any supplemental indenture may terminate or modify specified obligations of the Company to the holders of the bonds of a particular series and such amendment will only require the consent by holders of seventy-five per centum (75%) in aggregate principal amount of the bonds outstanding of said series.  Said amendments may effect the purposes  herein contemplated either by adding provisions to, or eliminating provisions from, the First Mortgage as amended, or by both adding and eliminating provisions, or may accomplish said purposes in any other appropriate manner.

No consent of Bonds of Series Due 1997 shall be required to effect any of the amendments provided for in, or permitted by, this Article Three.

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APPENDIX B

ARTICLE FOUR OF THE

FIFTEENTH SUPPLEMENTAL INDENTURE

_________

ARTICLE FOUR

AMENDMENT TO FIRST MORTGAGE AS AMENDED TO BECOME EFFECTIVE AT THE TIME THE AMENDMENTS MADE BY THE ELEVENTH SUPPLEMENTAL INDENTURE BECOME EFFECTIVE.

Section 1.           Effective on the date on which there shall become effective the amendments provided for by Section 3 of Article Three of the Eleventh Supplemental Indenture (referred to in Section 1 of Article Three hereof), the First Mortgage as amended shall be further amended by changing the definition of “retirements” contained in Section 4 of Article One so that the remainder of the sentence after the words “Section 7 of Article Eight” will read as follows: “or Section 2, 3 or 6 of Article Eleven.”

APPENDIX C

ARTICLE FIVE, SECTIONS 1, 3 AND 4 OF THE

FIFTEENTH SUPPLEMENTAL INDENTURE

__________

ARTICLE FIVE

AMENDMENT TO FIRST MORTGAGE AS AMENDED TO BECOME EFFECTIVE AT A LATER DATE.

Section 1.           Each of the amendments provided for by the following Sections 2 and 3 of this Article Five shall become effective on the earliest date on which either (a) there shall not be any Bonds outstanding of Series Due 1975, Series Due 1978, Series A, Due 1978, Series Due 1982, Series Due 1984, Series Due 1993, Series Due 1997, Series Due 19987, Series Due 1999, or Series Due 2000, or (b) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendment (either alone or with other amendments) consented to by the holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds at the time outstanding of the series enumerated in the foregoing clause (a), or of each said series of which Bonds are then outstanding, all in conformity with the provisions of Article Eighteen of the First Mortgage as amended; provided that no consent of the holders of the Bonds Series Due 2001 shall be required to effect said amendments.

Section 3.           Effective on a date fixed as provided in Section 1 of this Article Five, Subparagraph (1) of Section 2 of Article Eleven of the First Mortgage as amended is hereby amended by inserting after the words “or other similar property” the following:

“, or any nuclear fuel materials, assemblies or components,”.

Section 4.           Any supplemental indentures may contain such other provisions as may be necessary or appropriate to carry into effect the purposes of the amendments provided for by this Article Five or as may be otherwise appropriate and permissible under the provisions of Article Eighteen of the First Mortgage to accomplish the purposes of said amendments.  To the extent permitted by Article Eighteen of the First Mortgage amended, any supplemental indenture may terminate or modify specified obligations of the Company to the holders of the Bonds of a particular series and such amendment will only require the consent by holders of seventy-five per centum (75%) in aggregate principal amount of the Bonds outstanding of said series.  Said amendments may effect the purposes herein contemplated either by adding provision to, or eliminating provisions from, the First Mortgage as amended, or by both adding and eliminating provisions, or may accomplish said purposes in any other appropriate manner.

No consent of Bonds of Series Due 2001 shall be required to effect any of the amendments provided for in, or permitted by this Article Five.

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